UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
    Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2004

                              NuTECH DIGITAL, INC.
               (Exact name of Registrant as specified in charter)


California                            000-50021           95-4642831
(State or other jurisdiction   (Commission File Number)   (IRS Employer
of incorporation)                                         Identification Number)

                               7900 Gloria Avenue
                           Van Nuys, California 91406
                    (Address of principal executive offices)


Registrant's telephone number, including area code: (818) 994-3831

This Form 8-K and other reports filed by the Registrant from time to time with the Securities and Exchange Commission (collectively the "Filings") contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant's management as well as estimates and assumptions made by the Registrant's management. When used in the Filings the words "anticipate", "believe", "estimate", "expect", "future", "intend", "plan" or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant's management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Registrant's industry, operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

ITEM 5.     OTHER EVENTS AND REGULATION FD DISCLOSURE

            In February 2004 the Registrant closed two private offerings of its securities. Each offering included a "reset" provision. Pursuant to the reset provision if, during the period from the closing of the offering through June 30, 2004, the closing price of the Registrant's common stock fell below $0.40 for a period of five consecutive trading days, the Registrant would be required to issue to each purchaser additional shares of its common stock. If the reset provision was triggered, the number of additional shares of common stock to be issued to each purchaser was to be computed as the amount necessary to bring the effective price per share equal to the "Reset Price", which was defined in the Common Stock Purchase Agreement as "the lowest average closing price during any such five consecutive trading day period", but not less than $0.20 per share. Due to the fact that there are no more than four consecutive trading days remaining in June 2004, the reset provision will expire without being triggered.

                                   SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NuTECH DIGITAL, INC.



By: /s/Lee Kasper
    ---------------------
    Lee Kasper, President
Dated: June 24, 2004